SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 1)


                                 Ubiquitel Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.0005 per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0009034741
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   May 7, 2001
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)
          [ ]  Rule 13d-1(c)
          [X]  Rule 13d-1(d)
----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 79549F108                        13G                       Page 1 of 9

-----------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Rajendra Singh
-----------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]
-----------------------------------------------------------------------------
3.   SEC USE ONLY
-----------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
-----------------------------------------------------------------------------
NUMBER OF         5.   SOLE VOTING POWER                  0
SHARES            -----------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER                3,152,000
OWNED BY          -----------------------------------------------------------
EACH              7.   SOLE DISPOSITIVE POWER             0
REPORTING         -----------------------------------------------------------
PERSON            8.   SHARED DISPOSITIVE POWER           3,152,000
WITH:
-----------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,152,000
-----------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[  ]
-----------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.96%
-----------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
                    IN
-----------------------------------------------------------------------------


CUSIP No. 79549F108                        13G                       Page 2 of 9

-----------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Cherrywood Holdings, Inc.
        Tax ID # 54-1314785
-----------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]
-----------------------------------------------------------------------------
3.   SEC USE ONLY
-----------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Kansas, United States
-----------------------------------------------------------------------------
NUMBER OF         5.   SOLE VOTING POWER                  0
SHARES            -----------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER                3,152,000
OWNED BY          -----------------------------------------------------------
EACH              7.   SOLE DISPOSITIVE POWER             0
REPORTING         -----------------------------------------------------------
PERSON            8.   SHARED DISPOSITIVE POWER           3,152,000
WITH:
-----------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,152,000
-----------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[  ]
-----------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.96%
-----------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
                    CO
-----------------------------------------------------------------------------

CUSIP No. 79549F108                        13G                       Page 3 of 9

-----------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Telcom Ventures, L.L.C.
        Tax ID # 54-1695113
-----------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]
-----------------------------------------------------------------------------
3.   SEC USE ONLY
-----------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware, United States
-----------------------------------------------------------------------------
NUMBER OF         5.   SOLE VOTING POWER                  0
SHARES            -----------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER                3,152,000
OWNED BY          -----------------------------------------------------------
EACH              7.   SOLE DISPOSITIVE POWER             0
REPORTING         -----------------------------------------------------------
PERSON            8.   SHARED DISPOSITIVE POWER           3,152,000
WITH:
-----------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,152,000
-----------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[  ]
-----------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.96%
-----------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
                    00
-----------------------------------------------------------------------------


CUSIP No. 79549F108                        13G                       Page 4 of 9

-----------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        New Ventures, L.L.C.
        Tax ID # 54-1893043
-----------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]
-----------------------------------------------------------------------------
3.   SEC USE ONLY
-----------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware, United States
-----------------------------------------------------------------------------
NUMBER OF         5.   SOLE VOTING POWER                  0
SHARES            -----------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER                3,152,000
OWNED BY          -----------------------------------------------------------
EACH              7.   SOLE DISPOSITIVE POWER             0
REPORTING         -----------------------------------------------------------
PERSON            8.   SHARED DISPOSITIVE POWER           3,152,000
WITH:
----------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,152,000
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[  ]
-----------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.96%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
                    00
------------------------------------------------------------------------------



CUSIP No. 79549F108                        13G                       Page 5 of 9

Item 1(a).  Name of Issuer:

        Ubiquitel Inc.

------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

        1 Bala Plaza
        Suite 402
        Bala Cynwyd, Pennsylvania 19004
-----------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

        Rajendra Singh
        Cherrywood Holdings, Inc.
        Telcom Ventures, L.L.C.
        New Ventures, L.L.C.
        (collectively, the "Filing Persons")

------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

        Same address for each Filing Person:
        211 North Union Street, Suite 300
        Alexandria, Virginia 22314

------------------------------------------------------------------------------
Item 2(c).  Citizenship:

        Rajendra Singh - United States
        Cherrywood Holdings, Inc. - Kansas corporation
        Telcom Ventures, L.L.C. - Delaware limited liability company New Ventures, L.L.C. - Delaware limited liability company

------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

        Common Stock, par value $0.0005 per share

------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

        0009034741
------------------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)

CUSIP No. 79549F108                        13G                       Page 6 of 9
        or (c), Check Whether the Person Filing is a:

     (a)  [  ]  Broker or dealer  registered  under  Section 15 of the  Exchange
                Act.

     (b)  [  ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [  ]  Insurance company as defined in Section 3(a)(19) of the Exchange
                Act.

     (d)  [  ]  Investment  company registered under Section 8 of the Investment
                Company Act of 1940.

     (e)  [  ]  An    investment     adviser    in    accordance    with    Rule
                13d-1(b)(1)(ii)(E).

     (f)  [  ]  An employee  benefit plan or endowment  fund in accordance  with
                Rule 13d-1(b)(1)(ii)(F).

     (g)  [  ]  A parent holding  company or control  person in accordance  with
                Rule 13d-1(b)(1)(ii)(G).

     (h)  [  ]  A savings  association as defined in Section 3(b) of the Federal
                Deposit Insurance Act.

     (i)  [  ]  A  church  plan  that is  excluded  from  the  definition  of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

     (j)  [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: As of May 7, 2001, 3,152,000 shares are directly held by New Ventures, L.L.C., which is a subsidiary in turn of Telcom Ventures, L.L.C. and Cherrywood Holdings, Inc. Rajendra Singh is the Chairman and Chief Executive Officer of Cherrywood Holdings, Inc.

     (b)  Percent of class as of May 7, 2001:

               For each Filing Person:
               Sole:         0%
               Shared:       4.96%

     (c)  Number of shares as to which the person has as of May 7, 2001:


CUSIP No. 79549F108                        13G                       Page 7 of 9

          (i)   Sole power to vote or to direct the vote:

                        For each Filing Person:      0

          (ii)  Shared power to vote or to direct the vote:

                        For each Filing Person:      3,152,000

          (iii) Sole power to dispose or to direct the disposition of:

                        For each Filing Person:      0

          (iv)  Shared power to dispose or to direct the disposition of:

                        For each Filing Person:      3,152,000

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
         [X]

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Except as set forth in this Schedule 13G, no person owns more than 5% on behalf of another person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10.  Certifications.

         Not applicable.




CUSIP No. 79549F108                        13G                       Page 8 of 9

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 6, 2001

                             RAJENDRA SINGH

                             /s/Rajendra Singh
                             ___________________________

                             CHERRYWOOD HOLDINGS, INC.

                            /s/Rajendra Singh
                         By:____________________________

                             TELCOM VENTURES, L.L.C.

                            /s/Rajendra Singh
                         By:____________________________

                             NEW VENTURES, L.L.C.

                            /s/Rajendra Singh
                         By:____________________________


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).






CUSIP No. 79549F108                        13G                       Page 9 of 9